Thornburg Investment Trust 485BPOS

Exhibit (g)(2)

AMENDMENT TO

MASTER CUSTODIAN AGREEMENT

This Amendment to the Master Custodian Agreement is made as of December 21st, 2020 by and between each management investment company listed on Attachment A to this Amendment (each, a “Fund” and collectively, the “Funds”) on behalf of its respective series, if any (each, a “Portfolio”) and State Street Bank and Trust Company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Master Custodian Agreement referred to below.

WHEREAS, the Funds and State Street entered into a Master Custodian Agreement effective as of January 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time and as in effect, the “Agreement”); and

WHEREAS, the Funds and State Street desire to amend the Agreement, as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Amendments. The Agreement is hereby amended as follows:

Section 16.1 is hereby amended and restated in its entirety to read as follows:

“Term. This Agreement shall remain in full force and effect for an initial term ending January 1, 2024. After the expiration of this initial term, this Agreement shall be terminable by either party on ninety (90) days’ prior written notice to the other party. A written notice of non-renewal may be given as to a Fund or a Portfolio.”

2.	Miscellaneous.

(a)	Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

Each of the Management Investment Companies and Series
set forth on Attachment A hereto

By:	/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A. Foutes
Name:	Michael A. Foutes
Title:	Managing Director

State Street: Limited Access

Attachment A

Management Investment Companies and Series

Management Investment Companies Registered with the SEC and Portfolios thereof, If Any

Thornburg Investment Trust

Thornburg Better World International Fund

Thornburg California Limited Term Municipal Fund

Thornburg Capital Management Fund

Thornburg Core Growth Fund

Thornburg Developing World Fund

Thornburg Global Opportunities Fund

Thornburg Intermediate Municipal Fund

Thornburg International Growth Fund

Thornburg International Value Fund

Thornburg Investment Income Builder Fund

Thornburg Limited Term Income Fund

Thornburg Limited Term Municipal Fund

Thornburg Limited Term U.S. Government Fund

Thornburg Long/Short Equity Fund

Thornburg Low Duration Income Fund

Thornburg Low Duration Municipal Fund

Thornburg New Mexico Intermediate Municipal Fund

Thornburg New York Intermediate Municipal Fund

Thornburg Strategic Income Fund

Thornburg Strategic Municipal Income Fund

Thornburg Value Fund

State Street: Limited Access

3